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                                                                    EXHIBIT 99.3

January 27, 2000

                              VIA CERTIFIED MAIL

Richard P. Brandstatter
Vice President - Finance
CMC Heartland Partners
547 West Jackson Blvd.
Suite 1510
Chicago, IL 60661

RE:  P.G. Design Electronics, Inc. Credit and Security Agreement

Dear Rick:

In light of the continuing defaults and circumstances of P.G. Design Electronics, Inc. (the "Borrower"), Wells Fargo Business Credit, Inc. (the "Lender") hereby demands payment in full of all obligations due to Lender by the close of business May 1, 2000. Concurrent with the Lender's demand for payment, beginning February 1, 2000 an accommodation fee of $10,000 per month will be charged the first day of each month until the Borrower pays in full all obligations.

By virtue of this demand by Lender, Lender has no obligation to lend any further amounts to Borrower. Any additional advances shall not constitute a "course of dealing" or other evidence of any change in the "demand" nature of the obligations due to Lender. This letter shall not in any way require Lender to defer any of its rights or remedies until May 1, 2000, or any other date. Nothing in this letter shall be deemed to be a waiver of any rights or remedies nor deemed as an agreement to forbear, or restrict Lender in taking any action or remedies afforded to it in the Credit and Security Agreement dated as of December 31, 1998 (as so supplemented and amended, the "Agreement"), or any other document or as allowed by law. Lender retains any and all rights available to it.

Lender, at its sole discretion and without any requirement to do so, may consider to continue to make Advances under the Agreement subject to all of its rights and remedies.

Lender reserves all rights and remedies following a Default or Event of Default under any Security Document or other document held by the Lender whether or not known to the Lender and whether or not existing on the date of this letter.

Sincerely,

WELLS FARGO BUSINESS CREDIT, INC.


Thomas J. Zak
Vice President

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